Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Beasley Broadcast Group, Inc.

Naples, Florida

We consent to the incorporation by reference in this registration statement on Form S-8 of Beasley Broadcast Group, Inc. of our reports dated March 5, 2007, with respect to the consolidated balance sheet of Beasley Broadcast Group, Inc. as of December 31, 2006, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flow for the year then ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Beasley Broadcast Group, Inc.

/s/ Crowe Chizek and Company LLC

August 13, 2007

Fort Lauderdale, Florida